Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212239 and 333-178274) and Form S-1 (No. 333-193167) of Issuer Direct Corporation and Subsidiaries (the “Company”) of our report dated March 14, 2017, with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, for the years ended December 31, 2016 and 2015, filed on March 14, 2017.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
March 14, 2017